CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No.222 to the registration statement on Form N-1A (File No. 333-117134) ( Registration Statement ) of our report dated September 10, 2015, relating to the financial statements and financial highlights of Putnam Short Term Investment Fund, a series of Putnam Funds Trust, which appear in such Registration Statement. We also consent to the references to us under the headings " Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
November 23, 2015